Citigroup Global Markets Holdings Inc.	January 19, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH0943 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the change in the 10-year Constant Maturity Swap Rate (“CMS10”) from the initial CMS10 (determined on the strike date) to the final CMS10 (determined on the valuation date, which is approximately 13 months after the strike date). CMS10 is one market-accepted indicator of medium- to longer-term interest rates.

▪	The securities offer a fixed positive return at maturity if CMS10 remains the same or increases at all from the initial CMS10 to the final CMS10, regardless of the extent of that increase. However, if CMS10 decreases from the initial CMS10 to the final CMS10, investors will have full downside exposure to the negative percentage change from the initial CMS10 to the final CMS10. Investors in the securities should understand that they will have downside exposure to the percentage change from the initial CMS10 to the final CMS10, which is different from the absolute change in CMS10. For example, if CMS10 were to decline from the initial CMS10 of 2.559% to a final CMS10 of 1.559%, that would represent a -1% absolute change in CMS10, but an approximately -39% percentage change. In this scenario, investors would lose 39% of their investment in the securities. If the final CMS10 is less than the initial CMS10, you will lose 1% of the stated principal amount of your securities for every -1% of the percentage change from the initial CMS10 to the final CMS10. You may lose up to all of your investment in the securities. There is no minimum payment at maturity.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Aggregate stated principal amount:	$25,000,000
Stated principal amount:	$1,000 per security
Strike date:	January 17, 2018
Pricing date:	January 19, 2018
Issue date:	January 26, 2018. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	February 20, 2019, subject to postponement if such date is not a U.S. government securities business day. See “Additional Terms of the Securities” in this pricing supplement.
Maturity date:	February 27, 2019
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive an amount determined as follows:

▪  If the final CMS10 is greater than or equal to the initial CMS10:
$1,000 + the fixed return amount

▪  If the final CMS10 is less than the initial CMS10:
$1,000 + ($1,000 × the CMS10 percentage change)

If the final CMS10 declines from the initial CMS10, you will have full downside exposure to the negative CMS10 percentage change, and your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment.

CMS10:	On any date, the 10-year Constant Maturity Swap Rate, as published on Reuters page “ICESWAP1” at 11:00 a.m. (New York City time) on that day. See “Additional Terms of the Securities—Determination of CMS10” and “—Discontinuance of CMS10” below for further information.
Initial CMS10:	2.559%, which is equal to CMS10 on the strike date
Final CMS10:	CMS10 on the valuation date
Fixed return amount:	$140.00 per security (14.00% of the stated principal amount). You will receive the fixed return amount only if the final CMS10 is greater than or equal to the initial CMS10.
CMS10 percentage change:	The final CMS10 minus the initial CMS10, divided by the initial CMS10.
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324CQY5 / US17324CQY56
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$10.00	$990.00
Total:	$25,000,000.00	$250,000.00	$24,750,000.00

(1) On the date of this pricing supplement, the estimated value of the securities is $986.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

Hypothetical Examples

The diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes from the initial CMS10 to the final CMS10.

Digital Securities Payment at Maturity Diagram

■ The Securities	■ CMS10

The table and examples below illustrate various hypothetical payments at maturity assuming various hypothetical final CMS10 values. Your actual payment at maturity per security will depend on the actual final CMS10 and may differ from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final CMS10 is greater than or less than the initial CMS10 and, if less, how much less.

January 2018	PS-2

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

Hypothetical Final CMS10	Hypothetical CMS10 Percentage Change(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(2)
5.118%	100.00%	$1,140.00	14.00%
4.478%	75.00%	$1,140.00	14.00%
3.839%	50.00%	$1,140.00	14.00%
3.583%	40.00%	$1,140.00	14.00%
3.327%	30.00%	$1,140.00	14.00%
3.071%	20.00%	$1,140.00	14.00%
2.917%	14.00%	$1,140.00	14.00%
2.815%	10.00%	$1,140.00	14.00%
2.687%	5.00%	$1,140.00	14.00%
2.559%	0.00%	$1,140.00	14.00%
2.431%	-5.00%	$950.00	-5.00%
2.303%	-10.00%	$900.00	-10.00%
2.047%	-20.00%	$800.00	-20.00%
1.791%	-30.00%	$700.00	-30.00%
1.535%	-40.00%	$600.00	-40.00%
1.280%	-50.00%	$500.00	-50.00%
0.640%	-75.00%	$250.00	-75.00%
0.000%	-100.00%	$0.00	-100.00%

(1)	Hypothetical CMS10 percentage change = hypothetical final CMS10 minus initial CMS10, divided by initial CMS10

(2)	Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

Example 1—Upside Scenario A. The hypothetical final CMS10 is 2.687% (an approximately 5.00% percentage change from the initial CMS10 of 2.559%), which is greater than the initial CMS10 by less than the fixed return of 14.00%.

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000 + $140.00

= $1,140.00

Because CMS10 increased from the initial CMS10 to the hypothetical final CMS10 in this scenario, your total return on the securities at maturity would equal the fixed return of 14.00%.

Example 2—Upside Scenario B. The hypothetical final CMS10 is 3.839% (an approximately 50.00% percentage change from the initial CMS10 of 2.559%), which is greater than the initial CMS10 by more than the fixed return of 14.00%.

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000 + $140.00

= $1,140.00

Because CMS10 increased from the initial CMS10 to the hypothetical final CMS10, your total return on the securities at maturity would equal the fixed return of 14.00%. In this scenario, the fixed return on the securities would be significantly less than the percentage change from the initial CMS10 to the final CMS10.

Example 3—Downside Scenario A. The hypothetical final CMS10 is 1.280% (an approximately -50.00% percentage change from the initial CMS10 of 2.559%), which is less than the initial CMS10.

Payment at maturity per security = $1,000 + ($1,000 × the CMS10 percentage change)

= $1,000 + ($1,000 × -50.00%)

= $1,000 - $500.00

= $500.00

Because CMS10 decreased from the initial CMS10 to the hypothetical final CMS10, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative percentage change of CMS10. As this example illustrates, because the payment at maturity is based on the percentage change in CMS10 from the initial CMS10 to the final CMS10, a relatively small absolute change in CMS10 can result in a significant loss on the securities. In this example, while the absolute change in CMS10 is only -1.279%, that movement

January 2018	PS-3

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

represents a -50.00% percentage change from the initial CMS10 to the final CMS10, and investors would lose 50.00% of their stated principal amount at maturity.

Example 4—Downside Scenario B. The hypothetical final CMS10 is 0.000% (a -100.00% percentage change from the initial CMS10 of 2.559%), which is less than the initial CMS10.

Payment at maturity per security = $1,000 + ($1,000 × the CMS10 percentage change)

= $1,000 + ($1,000 × -100.00%)

= $1,000 - $1,000.00

= $0.00

In this scenario, the hypothetical final CMS10 is 0.000%, representing a -100.00% percentage change in CMS10 from the initial CMS10 to the final CMS10, and you would lose 100.00% of your investment in the securities.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with CMS10. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of CMS10. If the final CMS10 is less than the initial CMS10, you will lose 1% of the stated principal amount of the securities for every -1% of the percentage change from the initial CMS10 to the final CMS10. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	A relatively small absolute change in CMS10 may result in a significant loss on the securities. If the final CMS10 is less than the initial CMS10, you will incur a loss on the securities at maturity. The extent of that loss will equal the negative percentage change from the initial CMS10 to the final CMS10. This negative percentage change is not the same as, and will be significantly worse than, the negative absolute change from the initial CMS10 to the final CMS10. For example, if CMS10 were to decline from the initial CMS10 of 2.559% to a final CMS10 of 1.559%, that would represent only a -1% absolute change in CMS10, but an approximately -39% percentage change. In this scenario, you would lose 39% of your investment in the securities. The fact that relatively small absolute changes in CMS10 may result in significant losses on the securities makes the securities highly risky investments. You should not invest in the securities unless you fully understand this risk and can bear the loss of a substantial portion, and up to all, of your investment in the securities.

▪	CMS10 will be affected by a number of factors and may be highly volatile. CMS10 is influenced by many factors, including:

▪	the monetary policies of the Federal Reserve Board;

▪	current market expectations about future interest rates;

▪	current market expectations about inflation;

▪	the volatility of foreign exchange markets;

▪	the availability of relevant hedging instruments;

▪	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

▪	general credit and economic conditions in global markets, and particularly in the United States.

January 2018	PS-4

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

As a result of these factors, CMS10 may be highly volatile, and as discussed above, even a relatively small absolute change in CMS10 can result in a significant loss on the securities. Because CMS10 is a market rate and is influenced by many factors, it is impossible to predict the future value of CMS10. It is possible that CMS10 will decrease from the initial CMS10 to the final CMS10, resulting in a significant loss on your investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the fixed return at maturity of 14.00%. If CMS10 increases by more than the fixed return at maturity, your return on the securities will be less than the percentage change from the initial CMS10 to the final CMS10.

▪	Your payment at maturity depends on CMS10 on a single day. Because your payment at maturity depends on CMS10 solely on the valuation date, you are subject to the risk that CMS10 on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in another instrument linked to CMS10 that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of CMS10 values, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of CMS10 and the level of interest rates generally. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs

January 2018	PS-5

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of CMS10 and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Level of CMS10. We expect that the value of the securities at any time prior to maturity will depend substantially on the level of CMS10 at that time. If CMS10 decreases following the pricing date, the value of your securities will also likely decline, perhaps significantly. Even at a time when CMS10 is greater than the initial CMS10, the value of your securities may nevertheless be significantly less than the stated principal amount of your securities because of expectations that CMS10 will continue to fluctuate over the term of the securities, among other reasons.

▪	Volatility of CMS10. Volatility refers to the magnitude and frequency of changes in the level of CMS10 over any given period. Any increase in the expected volatility of CMS10 may adversely affect the value of the securities.

▪	Interest rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the securities.

▪	Time remaining to maturity. At any given time, the value of the securities may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in CMS10 over that period.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The offering of the securities does not constitute a recommendation to invest in an instrument linked to CMS10 by CGMI or its affiliates. You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how CMS10 will perform in the future or as a recommendation to invest in an instrument linked to CMS10, including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions that conflict with an investment in the securities, including short positions with respect to CMS10. You should undertake

January 2018	PS-6

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect CMS10. CGMI and other of our affiliates may publish research from time to time relating to CMS10. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence CMS10, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of CMS10 and the merits of investing in the securities.

▪	The level of CMS10 may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the securities, we have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the interest rate swaps from which the level of CMS10 is derived and may adjust such positions during the term of the securities. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before the valuation date, which may involve, among other things, our counterparties purchasing or selling such interest rate swaps. This hedging activity on or prior to the strike date could potentially affect the level of CMS10 on the strike date and, accordingly, potentially increase the initial CMS10, which may adversely affect your return on the securities. Additionally, this hedging activity during the term of the securities, including on or near the valuation date, could negatively affect the level of CMS10 on the valuation date and, therefore, adversely affect your payment at maturity. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your securities in a secondary market transaction.

CGMI and other of our affiliates may also trade the interest rate swaps from which the level of CMS10 is derived on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the level of CMS10 on the valuation date and, therefore, adversely affect the performance of the securities.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the securities declines.

▪	The way CMS10 is calculated may change in the future, which could adversely affect the value of the securities. The method by which CMS10 is calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS10 or otherwise. We cannot predict whether the method by which CMS10 is calculated will change or what the impact of any such change might be. Any such change could affect the CMS10 in a way that has a significant adverse effect on the securities.

▪	Uncertainty about the future of LIBOR may affect CMS10 in a way that adversely affects the return on and the value of the securities. CMS10 is a market rate for the fixed leg of a fixed-for-floating interest rate swap with a 10-year term, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS10 is significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the value of CMS10. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying CMS10, and it is impossible to predict the effect of any such alternatives on the value of securities, such as the securities, that are linked to CMS10. Any changes to 3-month U.S. dollar LIBOR or the calculation of CMS10, and any uncertainty at what these changes may be, may affect CMS10 in a way that adversely affects your return on and value of the securities.

▪	CMS10 may be calculated based on dealer quotations or by the calculation agent in good faith and in a commercially reasonable manner. If, on the valuation date, CMS10 cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then CMS10 on that day will be determined on the basis of the mid-market, semi-annual CMS10 quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that day. If fewer than three quotations are provided as requested, CMS10 will be determined by the calculation agent in good faith and in a commercially reasonable manner. CMS10 determined in this manner and used in the determination of the payment at maturity on the securities may be different from the CMS10 that would have been published on the Reuters page “ICESWAP1” and may be different from other published rates, or other estimated rates, of CMS10.

January 2018	PS-7

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, Citibank, N.A., as calculation agent, will be required to make certain discretionary judgments that could significantly affect your payment at maturity, if any. Such judgments could include, among other things, determining CMS10 if it is not otherwise available on the valuation date, selecting a successor rate if CMS10 is discontinued and, if no successor rate is selected, calculating CMS10 in good faith and using its reasonable judgment. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any payment owed to you under the securities.

▪	The U.S. federal tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, even under our intended characterization of the securities, there is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities should be treated as capital gain or loss or ordinary income or loss. Among other things, an ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction” and ordinary income recognized by an individual would not be eligible for the lower tax rates applicable to long-term capital gain.

As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

January 2018	PS-8

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

Additional Terms of the Securities

General

The description of the securities in this pricing supplement supplements, and, to the extent inconsistent with, replaces the general terms of the securities set forth in the accompanying prospectus supplement and prospectus. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

The securities are senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured debt of Citigroup Inc. other than subordinated debt.

Determination of CMS10

CMS10 represents, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with a 10-year term. A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

For purposes of the securities, the calculation agent will determine CMS10 on any date by reference to the rate for U.S. dollar interest rate swaps with a 10-year maturity appearing on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that day.

If, however, a rate for CMS10 is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on any date, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 am, New York City time, on that day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity, commencing on that day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate for CMS10 for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, CMS10 will be determined by the calculation agent in good faith and using its reasonable judgment.

CMS10 is calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with a 10-year maturity that are sourced from electronic trading venues.

The provisions set forth in this section “—Determination of CMS10” are subject to the discussion in “Discontinuance of CMS10” below.

Discontinuance of CMS10

If the calculation and publication of CMS10 is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as CMS10, and the calculation agent may deem that rate (the “successor CMS10”) to be CMS10 for purposes of the securities. Upon the selection of any successor CMS10 by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original CMS10 will no longer be deemed to refer to the original CMS10 and will be deemed instead to refer to that successor CMS10 for all purposes. In such event, the calculation agent will make such adjustments, if any, to any CMS10 rate that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor CMS10, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of CMS10 is permanently canceled and no successor CMS10 is chosen as described above, then the calculation agent will calculate CMS10 on each subsequent date of determination in good faith and using its reasonable judgment. Such rate, as calculated by the calculation agent, will be the relevant rate for CMS10 for all purposes.

January 2018	PS-9

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

Notwithstanding these alternative arrangements, the cancellation of CMS10 may adversely affect the value of and return on the securities.

Postponement of the Valuation Date

If the scheduled valuation date is not a U.S. government securities business day, then the valuation date will be postponed to the earlier of (a) the first following day that is a U.S. government securities business day and (b) the business day immediately preceding the maturity date. If the valuation date is postponed to a day that is not a U.S. government securities business day, that day will nevertheless be the valuation date, in which case the CMS10 will be determined as described under “—Determination of CMS10” above.

“U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent

The “calculation agent” for the securities is our affiliate, Citibank, N.A., or any successor appointed by us. The calculation agent will make the determinations specified in this pricing supplement. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the valuation date were the date of such acceleration.

In case of default in the payment at maturity on the securities, no interest will accrue on such overdue payment either before or after the maturity date.

January 2018	PS-10

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

Historical Information on CMS10

The following graph shows the published daily rate for CMS10 in the period from January 1, 2008 through January 19, 2018. The historical CMS10 should not be taken as an indication of the future performance of CMS10. Any historical upward or downward trend in CMS10 during any period set forth below is not an indication that CMS10 is more or less likely to increase or decrease at any time during the term of the securities. The rate for CMS10 on January 19, 2018, was 2.671% per annum.

Historical CMS10 January 1, 2008 to January 19, 2018

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Assumption by Citigroup Inc.” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of ownership and disposition of the securities. It applies to you only if you purchase a security for cash and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

January 2018	PS-11

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effect of any applicable state, local or non-U.S. tax laws, the potential application of the Medicare contribution tax or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the securities should be treated as prepaid forward contracts for U.S. federal income tax purposes. By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities. Unless otherwise indicated, the following discussion is based on the treatment of the securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement of the securities as described below.

Taxable Disposition of the Securities. Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the relevant security. Your tax basis in a security should equal the amount you paid to acquire it. On a taxable disposition of a security prior to maturity, the gain or loss you recognize should be long-term capital gain or loss if at the time of the taxable disposition you have held the security for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

There is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities is treated as capital gain or loss or ordinary income or loss. This determination could have a significant effect on the tax consequences to you of owning a security. Among other things, an ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.” Ordinary income recognized by an individual would not be eligible for the lower tax rates applicable to long-term capital gain. Although not free from doubt, our counsel believes that any such gain or loss should be treated as capital gain or loss. However, in light of the significant uncertainty regarding this issue, you should consult your tax adviser regarding the character of this gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be subject to Treasury regulations relating to the

January 2018	PS-12

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

taxation of contingent payment debt instruments. In this case, regardless of your method of tax accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities, even though we are not required to make any payment with respect to the securities until retirement. In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a beneficial owner during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Taxable Disposition of the Securities. Subject to the discussion below regarding “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of your securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the securities. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. Subject to the discussion under “FATCA” below, if all or any portion of a security were recharacterized as a debt instrument, any payment made to you with respect to the security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

January 2018	PS-13

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

Information Reporting and Backup Withholding

Payment of the proceeds of a taxable disposition of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest, dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. If the securities were recharacterized as debt instruments, this legislation would apply to the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Assumption by Citigroup Inc.” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited

January 2018	PS-14

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each $1,000 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $10.00 for each $1,000 security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

January 2018	PS-15

Citigroup Global Markets Holdings Inc.
Digital Securities Based on the 10-Year Constant Maturity Swap Rate Due February 27, 2019

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisers in this regard.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect CMS10 and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act,

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Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good

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faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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